Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in Registration Statements No. 333-141109 and No. 333-124015 on Form S-8 of Veolia Environnement of our reports dated April 13, 2012, relating to the consolidated statements of financial position of Veolia Environnement and subsidiaries as of December 31, 2011, 2010, 2009 and January 1, 2009 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated cash flow statements and consolidated statements of changes in equity for each of the years in the three-year period ended December 31, 2011 (our report thereon refers to the correction of errors in the comparative information relating to the years ended December 31, 2010 and 2009) and the effectiveness of internal control over financial reporting as of December 31, 2011 (our report thereon refers to the exclusion of Transdev from the assessment of the effectiveness of internal control over financial reporting as of December 31, 2011), which reports appear in this Annual Report on Form 20-F of Veolia Environnement and subsidiaries for the year ended December 31, 2011.

Paris La Défense, April 13, 2012.

KPMG AUDIT A division of KPMG SA		ERNST & YOUNG et Autres

Jay Nirsimloo	Baudouin Griton	Pierre Hurstel	Nicolas Pfeuty